Exhibit 99.1

Western Uranium & Vanadium Acquires Property to Advance Milling Strategy

Toronto, Ontario and Nucla, Colorado, Oct. 01, 2024 (GLOBE NEWSWIRE) -- Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (and together with its affiliates, “Western” or the “Company”) is pleased to announce that the Company has executed a binding Stock Purchase Agreement (the “Agreement”) to purchase 100% of the shares of Pinon Ridge Corporation (“PRC”) and thereby acquire an approximately 900 acre property located in Montrose County, Colorado (the “PRC Site”). In connection with the Agreement, the former PRC shareholders will be paid approximately USD830,000 for their PRC equity and shareholder loan repayments.

The acquisition is the second property package Western has acquired in addition to the Maverick Mineral Processing Plant site in Utah (the “Utah Site”) and is part of Western’s plans for developing and licensing one or more uranium and vanadium processing facilities (the “Sites”) to process production from its resource properties in Colorado and Utah. Western is utilizing a multiple site approach in order to optimize transportation and processing costs; notably, the Utah Site is located approximately four miles from Western’s San Rafael project, while the Colorado Site is about 25 miles from Western’s flagship Sunday Mine Complex. Significant accretion is sought through mine to mill proximity and the corresponding reduction to transportation and related costs. Purchasing the PRC Site has additional benefits having been previously licensed for a uranium mill in terms of offering a unique opportunity to leverage historical licenses, data and resources.

The preliminary engineering design, developed by Precision Systems Engineering (PSE), may be utilized at both the proposed Utah Site and the PRC Site. Additionally, the Sites are being designed to process mined material from third party miners. This next generation conventional mill design will include a kinetic separation circuit to separate the mineralized rock from the waste rock in a pre-milling process. The Company plans to evaluate alternate financing approaches to best optimize value to Western’s shareholders; scenarios will be considered that involve third parties owning or co-owning the Sites.

George Glasier, the President, CEO and a director of Western, and his wife Kathleen own 50% of the shares of PRC, and Andrew Wilder, a director of Western, indirectly owns 3% of the shares of PRC. Therefore, this transaction constitutes a related party transaction within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on exemptions from the valuation and minority shareholder approval requirements of MI 61-101 contained in section 5.7(1)(a) of MI 61-101, as the fair market value of the transaction does not exceed 25% of the market capitalization of the Company. The Company’s Board of Directors has established an independent committee of the Board, comprised of directors who are not considered to have an interest in the transaction. The independent committee of the Board has overseen the negotiation and approved the entering into the Agreement on behalf of the Corporation.

The Company did not file a material change report more than 21 days before the expected closing date of the Agreement because the details of the transaction were not settled until shortly prior to entering into the Agreement and the Company wishes to close the transaction on an expedited basis for sound business reasons. Western will file in due course a material change report under its profile on SEDAR+.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is ramping-up high-grade uranium and vanadium production at its Sunday Mine Complex. In addition to the flagship property located in the prolific Uravan Mineral Belt, the production pipeline also includes conventional projects in Colorado and Utah. The Maverick Minerals Processing Plant and Pinon Ridge Corporation processing plants will be licensed to include the kinetic separation process.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier	Robert Klein
President and CEO	Chief Financial Officer
970-864-2125	908-872-7686
gglasier@western-uranium.com	rklein@western-uranium.com